EMPLOYMENT AGREEMENT

This Agreement, dated April 24, 2001, is between Wild Oats Markets, Inc., a Delaware corporation (the "Company") and Stephen P. Kaczynski ("Executive").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Employment.     The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for a two-year period beginning on the date hereof (the "Initial Employment Period"). The term of this Agreement shall be automatically renewed thereafter on the anniversary of the date Executive commenced employment for successive one year periods unless the Company shall provide notice to the Executive, given within 60 days prior to the anniversary date of the Executive's employment, that the Company has elected not to renew this Agreement.

     2.      Position and Duties. During the Employment Period, Executive shall serve as Senior Vice President of Merchandising of the Company at its headquarters in Boulder, Colorado, under the supervision and direction of the Company's Chief Executive Officer. Executive shall carry out the customary functions of his position as determined by the Company, and perform such tasks and responsibilities as requested by the CEO. Executive shall devote his best efforts and full business time and attention (except for permitted vacation periods and periods of illness or other incapacity as provided for herein) to the business and affairs of the Company and its subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     3.      Salary, Bonus, Options and Benefits. (a)     During the Employment Period, Executive's gross base salary (the "Base Salary") shall initially be $230,000.00 per annum, which salary shall be payable in regular installments in accordance with the Company's general payroll practices as in place from time to time. Any adjustment in Executive's compensation shall be determined by the CEO or the Compensation Committee of the Board in their sole discretion. All payments of compensation hereunder shall be subject to federal, state and other withholding taxes as required by applicable law and the Company's general payroll policies as in effect from time to time.

           (b)     The Executive shall receive a signing bonus of $50,000 upon commencement of employment to cover moving expenses and relocation costs. The Company shall also reimburse the Executive for a reasonable amount of temporary housing costs, for a reasonable period of time acceptable to the CEO. Executive also shall be entitled to participate in any bonus plan available to the Company's executive officers or agreed upon for the Executive by the Board of Directors.

          (c)     During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible as in effect from time to time. Executive shall be entitled to a minimum of three weeks' paid vacation per year in accordance with the Company's policies. Any payments of benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement or required by applicable law, be prorated in accordance with the number of days in such calendar year during which Executive is employed.

          (d)     The Executive shall be granted stock options, pursuant to a separate plan to be established pursuant to certain exemptions promulgated under the NASDAQ Marketplace Guidelines as an incentive to executives for the inducement to enter employment, for 50,000 shares of the Company's common stock. The exercise price shall be the price as set by the Company's Board of Directors at its next regularly scheduled board meeting. The options shall vest 25% after the first year of employment, and 6.25% per quarter thereafter. The options shall have a 10-year term. The options shall be terminable immediately upon termination of the Executive's employment for cause, and 30 days after termination without cause. The options shall have such additional terms as shall be established by the Chief Executive Officer or the Compensation Committee of the Board of Directors.

     4.     Term.     (a) The Initial Employment Period shall be subject to earlier termination (1) by reason of Executive's death or disability (as defined below), (2) for Cause (as defined herein), (3) without Cause, or (4) by written resignation of the Executive.

          (b)     If the Initial Employment Period is terminated by reason of Executive's termination without Cause during the first 12 months thereof (which shall not be extended by any renewal of this Agreement), Executive shall be entitled to receive his then effective Base Salary for a 12-month period. If the Executive's employment is terminated after the first 12 months thereof by reason of Executive's termination without Cause, Executive shall be entitled to receive his then effective Base Salary for a period of months, not to be less than six nor more than 12 months, which is determined by subtracting from 12 months the number of full months after the end of the first 12 months of the Initial Employment Period during which the Executive remained employed. (For example, if the Executive was terminated three and one-half months following the end of the Initial Employment Period, the Executive would be entitled to (12 - 3) = 9 months of severance.) Such amounts shall be payable in equal biweekly installments, subject to all applicable deductions, in accordance with the Company's normal payroll schedule. Notwithstanding anything to the contrary herein, no renewal of the term of Executive's employment shall increase the number of months of severance to which the Executive may be entitled.

     (c)     For purposes of the foregoing, "Cause" shall mean (1) a material breach by the Executive of the Executive's obligations of confidentiality or loyalty; (2) the Executive's willful and repeated failure to comply with the lawful directives of the Chief Executive Officer or Board of Directors of The Company; (3) negligence or willful misconduct by the Executive in the performance of the Executive's duties to the Company; (4) the commission by the Executive of an act (including, but not limited to, a felony or a crime involving moral turpitude) causing material harm to the standing and reputation of the Company, as determined in good faith by the CEO or the Board; (5) misappropriation, breach of trust or fraudulent conduct by the Executive with respect to the assets or operations of the Company or any of its subsidiaries; (6) the continued use by the Executive after notice from the Chief Executive Officer of alcohol or drugs to an extent that, in the good faith determination of the Chief Executive Officer or Board, interferes with the performance by the Executive of the Executive employment responsibilities; (7) the threat by the Executive to cause, or the actual occurrence of, damage to the relations of the Company or any of its subsidiaries with customers, suppliers, lenders, advisors or employees which damage is adverse to the business or operations of the Company or any of its subsidiaries; or (8) continued unauthorized absence from work. Termination without Cause shall not include termination by voluntary resignation, death or disability, and no severance amounts shall be payable upon the occurrence of any of the foregoing.

          (d)     Except as expressly set forth in this Section, all compensation and other benefits shall cease to accrue upon termination of Executive's employment. Upon termination of the Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

     5.     Confidential Information; Company Property. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company, its subsidiaries and any predecessor to the business of the Company that are not generally available to the public other than as a result of breach of this Agreement by Executive ("Confidential Information") are the property of the Company and its subsidiaries. Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event Executive becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Executive may make such disclosure only to the extent required, in the opinion of counsel for Executive, to comply with such subpoena, process or other obligation. Executive shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Company Information. Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing, relating to, or derived from the Confidential Information or the business of the Company or its subsidiaries which he may then possess or have under his control. Executive agrees that he will not retain after the termination of the Employment Period any copies of any Confidential Information including, without limitation, any software, documents or other materials originating with and/or belonging to the Company or any Subsidiary of the Company.

     6.     Non-Compete; Non-Solicitation.     (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Executive agrees that, during the period in which Executive is receiving compensation hereunder and for a period of three years following termination of Executive's employment with the Company for any reason (the "Non-Compete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in the operation of any supermarket, food store or retailer of health and beauty aids with retail locations located within a ten mile radius of any store operated (defined herein as current stores or stores for which leases have been signed as of the date of termination) by the Company or its subsidiaries as of the date of termination of Executive's employment with the Company. In addition, Executive acknowledges that he shall not accept employment in any managerial or consulting capacity with Whole Foods Markets, Inc. or any successor to or subsidiary or affiliate of such company during the Non-Compete Period. Such Non-Compete Period shall terminate immediately at such time as the Company and its subsidiaries no longer operate supermarkets or food stores. Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of another corporation, so long as Executive has no active participation in the management or the business of such corporation.

          (b)     During the Non-Compete Period, Executive shall not directly or indirectly (1) induce or attempt to induce any employee of the Company or any subsidiary of the Company to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any such subsidiary and any employee thereof; (2) induce or attempt to induce any customer, supplier, licensee or other business relationship of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such subsidiary; or (3) make an oral or written disparaging statement, comment or remark about the Company or any of its subsidiaries to any employee, customer, supplier, licensee or other business relationship of the Company or any of its subsidiaries or to or for the intended use of any member of the press.

     7.     Employment-At-Will.     It is understood and agreed that this Agreement constitutes employment-at-will and that notwithstanding (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Employee's relationship with the Company, or (iii) assignment of Cause by the Company, the Company reserves the right to terminate the employment of Executive by the Company in which event Executive's sole remedy shall be to receive certain payments and other benefits upon the terms and subject to the conditions provided for herein.

     8.     Enforcement.     It is the express intention of the parties that this Agreement be enforced to the fullest extent permitted by applicable law in order to give full effect to the agreements reached herein. Accordingly, if at the time of enforcement of Sections 5 or 6 a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company, its subsidiaries and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security). Sections 5 and 6 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

     9.     Notices.     All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent via facsimile confirmed in writing to the recipient. Such notices and other communications will be sent to the addresses indicated below:

To the Company:                         To Executive:
Wild Oats Markets, Inc                       Steven Kaczynski
3375 Mitchell Lane                            _________________
Boulder, CO 80301                            _________________
Attention: Chief Executive Officer
With a copy to: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     10.     Miscellaneous.     Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     11.     Dispute Resolution Process.     The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the Company and Executive), including without limitation, any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a "Claim"), shall be settled, at the request of any part of this Agreement, by final and binding arbitration conducted in Denver, Colorado. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CFR Institute for Dispute Resolution ("CFR") by mutual agreement of the parties, provided that, absent such agreement, the arbitrator shall be appointed by CFR. In this event, such arbitrator may not have any pre-existing, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market, if applicable), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section. Adherence to this dispute resolution process shall not limit the right of the Company or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth above, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement. The arbitration procedures shall follow the substantive law of the State of Colorado, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.

          Executed on the date set forth above.

COMPANY:

WILD OATS MARKETS, INC.

By /s/

   Freya Brier, Vice President, Legal

EXECUTIVE:

By /s/

Stephen P. Kaczynski